Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510                     For Release: IMMEDIATE
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News                                         For Further Information Contact
Release                                      Paul A McPartlin
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TECH/OPS SEVCON REPORTS IMPROVED ANNUAL AND FOURTH QUARTER RESULTS
AND ANNOUNCES QUARTERLY CASH DIVIDEND

Southborough, Mass. December 8, 2004..... Tech/Ops Sevcon, Inc. (AMEX symbol
TO) reported that net income for the year ended September 30, 2004 was $611,000, or $.19 per diluted share, compared to last year's results when the Company had net income of $83,000, or $.03 per diluted share. Revenues for fiscal 2004 were $29,150,000, an increase of $6,037,000, or 26%, compared to the prior year's $23,113,000. Foreign currency fluctuations, principally the strength of the Euro and British pound compared to the US dollar, accounted for an increase of $2,027,000 in reported sales. Excluding the foreign currency impact, volumes were 17% higher than last year due to improved conditions in most of the markets served by the controls business segment. Operating income for fiscal 2004 was $972,000, compared to $151,000 last year. Increased volumes and better margins contributed to improved operating income; however, higher engineering expense on advanced new products, increased sales and marketing expense and foreign currency fluctuations partially offset this improvement.

Fourth quarter sales were $7,925,000, an increase of $2,556,000, or 48%, compared to the prior year's $5,369,000. All of the markets served by the controls business were ahead in the fourth quarter of the current fiscal year, but the capacitor market declined. There was operating income of $399,000 in the fourth quarter of the current fiscal year, compared to an operating loss of $327,000 for the same quarter last year. Higher volumes, better margins, and lower inventory obsolescence all positively impacted fourth quarter results in fiscal 2004. There was net income of $285,000 for the fourth quarter of fiscal 2004 compared to a net loss of $232,000 for the same quarter last year. The net income per diluted share was $.09 in the fourth quarter of fiscal 2004 compared to a net loss of $.07 per share for the same quarter last year.

The Board of Directors today declared a quarterly cash dividend of $.03 per share for the first quarter of fiscal 2005. The dividend will be paid on January 6, 2005 to stockholders of record on December 22, 2004.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

     Financial Highlights 2004
(in thousands except per share data)
                                    Three months ended   Twelve months ended
                                    ------------------   -------------------
                                    Sept 30    Sept 30    Sept 30    Sept 30
                                       2004       2003       2004       2003
                                    -------    -------    -------    -------
Net sales                           $ 7,925    $ 5,369    $29,150    $23,113
                                    -------    -------    -------    -------
Operating income (loss)                 399       (327)       972        151
Income (loss) before income taxes       418       (356)       918        128
Net income (loss)                    $  285    $  (232)   $   611    $    83
                                    -------    -------    -------    -------
Basic income (loss) per share        $  .09    $  (.07)   $   .20    $   .03
                                    -------    -------    -------    -------
Diluted income (loss) per share      $  .09    $  (.07)   $   .19    $   .03
                                    -------    -------    -------    -------
Cash dividend per share              $  .03    $   .03    $   .12    $   .12
                                    -------    -------    -------    -------
Average shares outstanding            3,125      3,125      3,125      3,125
                                    -------    -------    -------    -------


Summarized Balance Sheet Data (derived from audited statements)
                                                (in thousands of dollars)
                                                September 30,  September 30,
                                                    2004           2003
                                                ------------   ------------
Cash, cash equivalents and short-term
  Investments                                    $   905        $   524
Receivables                                        6,109          4,138
Inventories                                        4,043          3,999
Prepaid expenses and other current assets            931            762
                                                 -------        -------
        Total current assets                      11,988          9,373
Long-term assets                                   4,620          4,361
                                                 -------        -------
Total assets                                     $16,608        $13,784
                                                 -------        -------
Current liabilities                              $ 6,083        $ 4,059
Deferred taxes                                        61             77
Stockholders' investment                         $10,464        $ 9,648
                                                 -------        -------
Total liabilities and stockholders' investment   $16,608        $13,784
                                                 -------        -------